Exhibit 99.1

New Mountain Finance Corporation Announces Board Appointment

NEW YORK, NY, June 30, 2023 – New Mountain Finance Corporation (Nasdaq: NMFC) (“New Mountain”) today announced that Barbara Daniel has joined its Board of Directors (the “Board”) as an independent director, effective July 1, 2023.

“We are proud to add Barbara to the New Mountain Finance Corporation Board,” said Steven B. Klinsky, Chairman of New Mountain Finance Corporation. “She has an impressive career, and we look forward to benefitting from her insights.”

“On behalf of our management team, I would like to welcome Barbara to the Board. We look forward to working with her as we continue to pursue disciplined portfolio growth and value creation for our fellow shareholders,” said John Kline, President and Chief Executive Officer of New Mountain Finance Corporation.

Ms. Daniel is a global media and entertainment executive with over 30 years of experience across strategy, mergers and acquisitions and corporate finance. As Senior Vice President and Head of Corporate Strategy at SiriusXM (Nasdaq: SIRI) since 2015, Ms. Daniel advises the CEO and partners with fellow Executive Leadership Team members to drive the company's overall corporate strategy and is responsible for M&A and strategic investments. She joined SiriusXM in 2012 as Treasurer. Prior to that, she served as Senior Vice President, Corporate Treasurer at E*TRADE Financial Corporation (Nasdaq: ETFC), an electronic trading platform, and was Chief Financial Officer at CIFC Asset Management LLC, a corporate and structured credit investment firm. Ms. Daniel also previously served as Managing Director, Investment Banking at JPMorgan Chase advising Telecom, Media and Technology start-ups and Fortune 100 companies. Further, she is a Director on the board of SoundCloud and served as the Chairperson of the Audit Committee for ISOS Capital and held a position on the board of SiriusXM Canada. Ms. Daniel holds a BA degree in Economics from William and Mary University and an MBA from Cornell University — S.C. Johnson Graduate School of Management.

About New Mountain Finance Corporation

New Mountain Finance Corporation (Nasdaq: NMFC) is a leading business development company (BDC) focused on providing direct lending solutions to U.S. middle market companies backed by top private equity sponsors. Our portfolio consists primarily of senior secured loans, and select junior capital positions, to growing businesses in defensive industries that offer attractive risk-adjusted returns. Our differentiated investment approach leverages the deep sector knowledge and operating resources of New Mountain Capital, a global investment firm with approximately $37 billion of assets under management as of March 31, 2023.

About New Mountain Capital

New Mountain Capital is a New York-based investment firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, credit and net lease investment strategies with over $37 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit http://www.newmountaincapital.com.

Contact

New Mountain Finance Corporation

Investor Relations

Laura C. Holson, Authorized Representative

NMFCIR@newmountaincapital.com

(212) 220-3505